Exhibit 99.01

Neuralstem Reports Second Quarter 2017 Fiscal Results and Provides Clinical and Business Update

GERMANTOWN, Md., Aug. 08, 2017 (GLOBE NEWSWIRE) -- Neuralstem, Inc. (NASDAQ:CUR), a biopharmaceutical company focused on the development of nervous system therapies based on its neural stem cell technology, reported its financial results for the  three and six month periods ended June 30, 2017.

“Our recent financing of six million dollars has further extended the company’s cash runway to sufficiently support operations and investigation of the mechanism of action,” commented Rich Daly, Chairman and CEO.  “We are encouraged by the emerging clinical profile of NSI-189.  We are continuing to evaluate the full Phase 2 MDD data set and will provide corporate strategy update in the fourth quarter of this year.”

Recent Clinical & Business Highlights

  On August 2, 2017, Neuralstem was awarded a Small Business Innovation Research (SBIR) grant by the National Institutes of Health (NIH) to evaluate in preclinical studies the potential of NSI-189, a novel small molecule compound, for the prevention and treatment of diabetic neuropathy.  The award of approximately $1 million will be paid over a two-year period.

  On July 25, 2017, we announced top-line results from our exploratory Phase 2 clinical trial examining the efficacy of NSI-189 at 40 mg once daily (QD) and 40 mg twice daily (BID) compared to placebo for the treatment of major depressive disorder (MDD).  The study, which utilized the two-staged sequential parallel comparison design (SPCD), did not meet its primary efficacy endpoint of a statistically significant reduction in depression symptoms on the Montgomery-Asberg Depression Rating Scale (MADRS).  However, the 40 mg QD dose was directionally positive on the MADRS.

  Of two secondary efficacy endpoints in the Phase 2 MDD trial results analyzed so far, the patient-rated Symptoms of Depression Questionnaire (SDQ) achieved statistical significance (p=0.044) with NSI-189 40 mg QD compared to placebo in the overall SPCD analysis.  Results were also directionally positive on the Hamilton Depression Rating Scale (HAM-D17) at both doses.  Both the 40 mg QD and 40 mg BID doses were well-tolerated with no serious adverse events reported.  The company will continue to evaluate the Phase 2 MDD data and provide a full update in the fourth quarter of 2017.

  In June 2017, Neuralstem (NASDAQ:CUR) was added to the Russell Microcap® Index as part of the FTSE’s annual reconstitution of its family of U.S. indexes.  The Russell Microcap® Index measures the performance of the microcap segment of the U.S. equity market.

  On August 1, 2017, we closed a public offering of 3,000,000 shares of common stock and 2,250,000 common stock purchase warrants at a public purchase price of $2.00 per share and accompanying warrant.  We received gross proceeds of $6.0 million and approximately $5.4 million of net proceeds from this offering.

  From March through July 2017, we received approximately $3,238,000 upon the exercise of 996,156 common stock purchase warrants issued in our May 2016 registered offering at an exercise price of $3.25 per share. We expect that our existing cash and cash equivalents will be sufficient to enable us to fund our anticipated level of operations based on our current operating plans, into the fourth quarter of 2018.

Financial Results for the Second Quarter Ended June 30, 2017

Cash Position and Liquidity:  We had cash, cash equivalents and short-term investments balances of approximately $11.4 million as at June 30, 2017, compared to $16.7 million at March 31, 2017.  The decrease resulted from use of cash to fund our NSI-189 clinical programs and ongoing operations and the repayment in full of our long-term debt.

On August 1, 2017, we closed a public offering of 3,000,000 shares of common stock and 2,250,000 common stock purchase warrants at a public purchase price of $2.00 per share and accompanying warrant.  We received gross proceeds of $6.0 million and approximately $5.4 million of net proceeds from this offering.

Net Loss:  In the quarter ended June 30, 2017, we reported a net loss of approximately $4.6 million or $0.39 per share, compared to a loss of approximately $3.9 million or $0.47 per share on a split adjusted basis in the quarter ended June 30, 2016. Our operating loss in the quarter ended June 30, 2017 was approximately $4.2 million, compared to a loss of approximately $3.8 million in the quarter ended June 30, 2016.

For the six months ended June 30, 2017, we reported a net loss of approximately $12.2 million or $1.06 per share, compared to a loss of approximately $10.5 million or $1.37 per share on a split adjusted basis in the six months ended June 30, 2016. Our operating loss in the six months ended June 30, 2017 was approximately $8.5 million, compared to a loss of approximately $10.1 million in the six months ended June 30, 2016.

R&D Expenses: The increase of approximately $110,000 or 4% in research and development expenses for the three months ended June 30, 2017 compared to the comparable period of 2016 was primarily attributable to $420,000 increase in clinical trial costs associated with our ongoing Phase 2 MMD study, $170,000 increase in non-cash stock based compensation expense partially offset by a $480,000 decrease in in personnel related costs, internal and external research expenditures and other expenses associated with our May 2016 restructuring.

The decrease of approximately $53,000 or 1% in research and development expenses for the six months ended June 30, 2017 compared to the comparable period of 2016 was primarily attributable to a $2.0 million reduction in employment costs, internal and external research expenditures associated with our May 2016 restructuring almost entirely offset by an increase in clinical trial costs associated with our ongoing Phase 2 MDD study.

G&A Expenses:  The increase of approximately $274,000 or 20% in general and administrative expenses for the three months ended June 30, 2017 compared to the comparable period of 2016 was primarily attributable to a $530,000 increase in personnel related expenses due to severances partially offset by $340,000 decrease in non-cash stock based compensation expense.

The decrease of approximately $1,565,000 or 35% in general and administrative expenses for the six months ended June 30, 2017 compared to the comparable period of 2016 was primarily attributable to personnel related savings associated with our May, 2016 restructuring partially offset by current period severance expenses.

Neuralstem, Inc.

Unaudited Condensed Consolidated Balance Sheets

	June 30, 2017	December 31, 2016

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,442,484	$15,194,949
Short-term investments	5,000,000	5,000,000
Trade and other receivables	5,345	10,491
Current portion of related party receivable, net of discount	-	53,081
Prepaid expenses	239,309	646,195
Total current assets	11,687,138	20,904,716

Property and equipment, net	219,382	269,557
Patents, net	945,066	990,153
Related party receivable, net of discount and current portion	402,965	424,240
Other assets	13,696	15,662
Total assets	$13,268,247	$22,604,328

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,235,908	$2,343,936
Accrued bonuses	-	852,963
Current portion of long-term debt, net of fees and discount	-	3,705,787
Other current liabilities	67,992	430,738
Total current liabilities	2,303,900	7,333,424

Derivative instruments	3,267,408	3,921,917
Other long-term liabilities	4,136	18,209
Total liabilities	5,575,444	11,273,550

Commitments and contingencies (Note 6)

STOCKHOLDERS' EQUITY
Convertible preferred stock, 7,000,000 shares authorized, $0.01 par value; 1,000,000 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	10,000	10,000
Common stock, $0.01 par value; 300 million shares authorized, 12,012,877 and 11,032,858 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	120,129	110,329
Additional paid-in capital	212,809,063	204,239,837
Accumulated other comprehensive income	3,350	3,905
Accumulated deficit	(205,249,739)	(193,033,293)
Total stockholders' equity	7,692,803	11,330,778
Total liabilities and stockholders' equity	$13,268,247	$22,604,328

Neuralstem, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenues	$2,500	$2,500	$5,000	$5,000

Operating expenses:
Research and development expenses	2,585,079	2,474,629	5,487,165	5,540,219
General and administrative expenses	1,635,652	1,362,140	2,968,073	4,532,662
Total operating expenses	4,220,731	3,836,769	8,455,238	10,072,881
Operating loss	(4,218,231)	(3,834,269)	(8,450,238)	(10,067,881)

Other income (expense):
Interest income	14,013	13,433	34,896	24,569
Interest expense	(15,728)	(322,407)	(154,460)	(708,913)
Change in fair value of derivative instruments	(341,611)	757,275	(3,082,925)	757,275
Fees related to issuance of derivative instruments, warrant inducement and other expenses	(87,635)	(466,541)	(563,719)	(463,342)
Total other income (expense)	(430,961)	(18,240)	(3,766,208)	(390,411)

Net loss	$(4,649,192)	$(3,852,509)	$(12,216,446)	$(10,458,292)

Net loss per share - basic and diluted	$(0.39)	$(0.47)	$(1.06)	$(1.37)

Weighted average common shares outstanding - basic and diluted	11,906,334	8,141,198	11,525,730	7,606,725

Comprehensive loss:
Net loss	$(4,649,192)	$(3,852,509)	$(12,216,446)	$(10,458,292)
Foreign currency translation adjustment	(384)	3,268	(555)	1,495
Comprehensive loss	$(4,649,576)	$(3,849,241)	$(12,217,001)	$(10,456,797)

About Neuralstem

Neuralstem is a clinical-stage biopharmaceutical company developing novel treatments for nervous system diseases of high unmet medical need.  NSI-189 is a small molecule in clinical development for major depressive disorder (MDD) and in preclinical development for Angelman’s syndrome, irradiation-induced cognitive impairment, Type 1 and Type 2 diabetes and stroke.

NSI-566 is a stem cell therapy being tested for treatment of paralysis in stroke, chronic spinal cord injury (cSCI) and Amyotrophic Lateral Sclerosis (ALS).  Neuralstem’s diversified portfolio of product candidates is based on its proprietary neural stem cell technology.

Cautionary Statement Regarding Forward Looking Information

This news release contains “forward-looking statements” made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2016, and filed with the Securities and Exchange Commission (SEC) on March 31, 2016, Form 10-Q for the period ended June 30, 2016, and in other reports filed with the SEC.

Contact:

Danielle Spangler
Neuralstem, Director of Investor Relations
301.366.1481
dspangler@neuralstem.com

Kimberly Minarovich
Argot Partners, Investor Relations
212-600-1902
kimberly@argotpartners.com

Lori Rosen
LDR Communications
Public Relations
917.553.6808
lori@ldrcommunications.com